Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in the Registration Statement Nos. 333-107721, 333-112871, 333-140820, and 333-158099 on Form S-8 of our report dated January 14, 2013, relating to the consolidated balance sheets of LiveDeal, Inc. and its subsidiaries (the “Company”) as of September 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years ended September 30, 2012 and 2011, included in the Annual Report on Form 10-K of LiveDeal, Inc. for the year ended September 30, 2012. It should be noted that we have not audited any consolidated financial statements of the Company subsequent to September 30, 2012, or performed any audit procedures subsequent to the date of our report.

Kabani & Company, Inc.

/s/ Kabani & Company, Inc.

Los Angeles, California

January 14, 2013